Exhibit 99.1
Item 6. Selected Financial Data
The following table sets forth certain selected consolidated financial data of Acuity Brands which have been derived from the Consolidated Financial Statements of Acuity Brands for each of the five years in the period ended August 31, 2009. Amounts have been restated to reflect the specialty products business as discontinued operations as a result of the Spin-off. Refer to Part 1, Item 1 above for additional information regarding the Spin-off. This historical information may not be indicative of the Company’s future performance. The information set forth below should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the notes thereto.

	Years Ended August 31,
	2009	2008	2007*	2006*	2005*
	(In thousands, except per-share data)
Net sales	$1,657,404	$2,026,644	$1,964,781	$1,841,039	$1,637,902

Income from Continuing Operations	85,197	148,632	128,687	79,671	24,676
Income (loss) from Discontinued Operations	(288)	(377)	19,367	26,891	27,553

Net Income	84,909	148,255	148,054	106,562	52,229
Basic earnings per share from Continuing Operations	$2.05	$3.58	$2.96	$1.79	$0.56
Basic earnings (loss) per share from Discontinued Operations	(0.01)	(0.01)	0.45	0.60	0.63

Basic earnings per share	$2.04	$3.57	$3.41	$2.39	$1.19

Diluted earnings per share from Continuing Operations	$2.01	$3.51	$2.89	$1.73	$0.55
Diluted earnings (loss) per share from Discontinued Operations	(0.01)	(0.01)	0.44	0.58	0.61

Diluted earnings per share	$2.00	$3.50	$3.33	$2.31	$1.16

Cash and cash equivalents	18,683	297,096	213,674	80,520	86,740
Total assets*	1,290,603	1,408,691	1,617,867	1,444,116	1,442,215
Long-term debt (less current maturities)	22,047	203,953	363,877	363,802	363,737
Total debt	231,582	363,936	363,877	363,802	363,737
Stockholders’ equity	672,140	575,546	671,966	475,476	491,636
Cash dividends declared per common share	0.52	0.54	0.60	0.60	0.60

*	Total assets for years ended August 31, 2007, 2006, and 2005 include amounts related to discontinued operations.

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